Exhibit 10.16
RETIREMENT SAVINGS RESTORATION
PLAN
Originally Adopted — January 1, 2007
Last Amended Effective January 1, 2009
E. I. du Pont de Nemours and
Company

RETIREMENT SAVINGS RESTORATION PLAN
I. PURPOSE
     The purpose of this Plan is to provide an eligible employee with the opportunity to defer, until termination of employment, receipt of salary that, because of compensation limits imposed by law, is ineligible to be considered in calculating benefits within the Company’s tax-qualified defined contribution plan(s) and thereby recover benefits lost because of that restriction.
II. ADMINISTRATION
     The administration of this Plan is vested in the Benefit Plan Administrative Committee appointed by Company. The Committee may adopt such rules as it may deem necessary for the proper administration of the Plan, and may appoint such person(s) or group(s) as may be judged necessary to assist in the administration of the Plan. The Committee’s decision in all matters involving the interpretation and application of this Plan shall be final. The Committee shall have the discretionary right to determine eligibility for benefits hereunder and to construe the terms and conditions of this Plan.
III. ELIGIBILITY
     An employee of the Company who is eligible to participate in the E. I. du Pont de Nemours and Company Retirement Savings Plan and who is Grade 7 or above (or equivalent level for a participating subsidiary) shall be eligible to participate in this Plan (hereinafter “Participant”).
     For purposes of this Plan, the term “Company” means E.I. du Pont de Nemours and Company, any wholly-owned subsidiary or part thereof and any joint venture, partnership, or other entity in which E.I. du Pont de Nemours and Company has an ownership interest, provided that such entity (1) adopts this Plan with the approval of E.I. du Pont de Nemours and Company and (2) agrees to make the necessary financial commitment in respect of any of its employees who become Participants in this Plan.
IV. PARTICIPANTS’ ACCOUNTS
(A) Participant Contributions. A Participant may elect to defer receipt of a percentage of compensation (as defined in the Retirement Savings Plan) in excess of the amount prescribed in Internal Revenue Code Section

401(a)(17), and have the dollar equivalent of the deferral percentage credited to a Participant Account under this Plan. The deferral percentage elected under this Plan shall not exceed 6%. Except as provided below, such deferral election will be made prior to the beginning of each calendar year and will be irrevocable for that calendar year.
For purposes of a Participant’s first year of participation in this Plan, the compensation deferral election must be made within 30 days of the date the employee becomes eligible to participate in the Plan, and no later than 30 days prior to the first day of the month for which compensation is deferred and will be irrevocable for the remainder of that calendar year.
(B) Company Matching Contributions. To the extent that a Participant makes a deferral election under the terms of subparagraph (A) above, the Company will credit to that Participant’s Account in this Plan an amount equivalent to 100% of the Participant Contribution.
(C) Company Non-elective Contributions. For each employee eligible to participate in this Plan, whether or not he or she makes a deferral election under the terms of subparagraph (A) above, the Company will credit to that Participant’s Account in this Plan an amount equal to 3% of the employee’s compensation (as defined in the Retirement Savings Plan) in excess of the amount prescribed in Internal Revenue Code Section 401(a)(17).
(D) Earnings Equivalents. Credits for Participant Contributions and Company Matching and Non-elective Contributions shall be treated as having been invested in one or more of the investment options available for the ongoing deposit of new employee contributions in the Retirement Savings Plan. Additional credit (or debit) amounts will be posted to the Participant’s Account in this Plan based on the performance of those investment options.
The Participant shall have the right to:
(1)	designate which of the available investment options are to be used in valuing his/her Account under this Plan, subject to the rules governing investment direction in the Retirement Savings

Plan; and/or
(2)	change the designated investment options used in valuing his/her Account under this Plan, subject to the rules governing investment direction and/or transfers among funds in the Retirement Savings Plan.
(E) Credits to Accounts. Participant Contributions, Company Matching and Non-elective Contributions and Earnings Equivalents shall be credited (or debited) to the Participant’s Account under this Plan as unfunded book entries stated as cash balances, and will not be payable to Participants until such time as employment with the Company terminates. The cash balances in Participant Accounts shall be unfunded general obligations of the Company, and no Participant shall have any claim to or security interest in any asset of the Company on account thereof.
V. VESTING
     Participant Contributions and Company Matching and Earnings Equivalents attributable thereto shall be vested at the time such amounts are credited to the Participant’s Account. Company Non-elective Contributions and Earnings Equivalents thereto shall be vested after the employee completes 3 years of service, as defined in the Retirement Savings Plan.
VI. PAYMENT OF BENEFITS
     Amounts payable under this Plan shall be distributed in one of the following forms and at a time as elected by the Participant: (1) a lump sum at termination of employment, or in any year up to five years after termination of employment; or (2) annual installments for up to 15 years, beginning in the year of termination of employment or in nay of the first five years following termination of employment.
     If the Participant does not make a valid election as to form and time of distribution, or upon the Participant’s death, amounts payable shall be delivered in a cash lump sum as soon as practical after termination of employment or death. Any such election shall be made by the Participant at the time the deferral election is made. Notwithstanding any provision of this Plan to the contrary, amounts payable to an officer of the Company shall be paid no sooner than the sixth month anniversary of the employee’s termination date. All payments under this Plan shall be made by, and all expenses of administering this Plan shall be borne by, the Company.
VII. NON-ASSIGNMENT
     No assignment or alienation of the rights and interests of participants, beneficiaries and survivors under this Plan will be permitted or recognized under any circumstances. Plan benefits can be paid only to participants, beneficiaries or survivors.
VIII. RIGHT TO MODIFY
     The Company reserves the right to change or discontinue this Plan in its discretion by action of the Compensation & Benefits Committee or its delegate.